EXHIBIT 21

Subsidiaries of EVI Industries, Inc.

Name of Subsidiary	State of Incorporation or Organization
Steiner Atlantic, LLC	Florida
Dryclean USA License, LLC	Florida
Dryclean USA Development, LLC	Florida
Biz Brokers International, LLC	Florida
Western State Design, Inc.	Delaware
Martin-Ray Laundry Systems, LLC	Delaware
EVI Southeast, LLC (fka Tri-State Technical Service, LLC)	Delaware
AAdvantage Laundry Systems, LLC	Delaware
Industrial Laundry Services Equipment, LLC	Florida
Scott Equipment, LLC	Delaware
Washington Automated, LLC	Washington
WA Acquisition, LLC	Delaware
Skyline Equipment, LLC	Delaware
Worldwide Laundry, LLC	Delaware
PAC Industries, LLC	Pennsylvania
Professional Laundry Systems, LLC	Delaware
Large Equipment, LLC	Tennessee
TN Ozone, LLC	Tennessee
Commercial Laundry Equipment Company, LLC	Delaware
Yankee Equipment Systems, LLC	Delaware
Consolidated Laundry Equipment, LLC	Delaware
Central Equipment Company, LLC	Delaware
SPYNR, LLC	Delaware
Clean Designs, LLC	Delaware
Continental Laundry Solutions, Inc.(fka Girbau North America, Inc.)	Wisconsin
Continental West, LLC (fka Continental Girbau-West, LLC)	Wisconsin
CG Financing, LLC	Wisconsin
CG Express, LLC	Wisconsin
EVI Partner I, LLC	Delaware
EVI Partner II, LLC	Delaware
1Source Laundry, LP	Florida
EVI Management, LP	Florida
Consumer Laundry Services Partner 1, LLC	Delaware
Consumer Laundry Service Partner 2, LLC	Delaware
Garment Care Services Acq. Co., LP (fka Consumer Laundry Services Acq. Co., LP)	Florida
Garment Care Services FL, LLC (fka Consumer Laundry Services FL, LLC)	Delaware
GCS 112-114 Plant FL, LLC	Florida
GCS 12711 Plant FL, LLC	Florida